Exhibit 10.5
Apache Corporation
Outside Directors’ Deferral Program

Apache hereby establishes this Program, effective as of July 16, 2014, under the provisions of the Apache Corporation 2011 Omnibus Equity Compensation Plan, and effective as of May 12, 2016, under the provisions of the Apache Corporation 2016 Omnibus Compensation Plan.
Apache intends for this Program to provide its Outside Directors with the opportunity to defer income in conjunction with the Non-Employee Directors’ Restricted Stock Units Program established under the provisions of the Apache Corporation 2011 Omnibus Equity Compensation Plan and the Apache Corporation 2016 Omnibus Compensation Plan.
Apache intends that the Program not be treated as a “funded” plan for purposes of the Code. Apache also intends for this Program to comply with the requirements of Code §409A. The Program shall be interpreted in light of Apache’s intentions.
ARTICLE IDEFINITIONS

1.01	Definitions
Defined terms used in this Program shall have the meanings set forth below:

(a)	“Account” means the memorandum account maintained for each Participant that is credited with all Deferrals.

(b)	“Apache” means Apache Corporation or any successor thereto.

(c)	“Beneficiary” means a Participant’s beneficiary, as determined in section 5.03.

(d)	“Change of Control” means a change of control as defined in the Income Continuance Plan that is also described in Code §409A(a)(2)(A)(v).

(e)
“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a particular section of the Code or the regulations issued thereunder shall be treated as a reference to any successor section.

(f)
“Committee” means the Management Development and Compensation Committee of Apache’s Board of Directors. The Committee shall be constituted at all times so as to permit the Apache Corporation 2011 Omnibus Equity Compensation Plan and the Apache Corporation 2016 Omnibus Compensation Plan to be administered by “non-employee directors” (as defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended).

(g)	“Deferrals” means any contributions to this Program.

(h)
“Fair Market Value” means the per share closing price of the Stock as reported on The New York Stock Exchange, Inc. Composite Transactions Reporting System for a particular date or, if the Stock is not so listed on such date, as reported on NASDAQ or on such other exchange or electronic trading system which, on the date in question, reports the largest number of traded shares of Stock, provided, however, that if on the date Fair Market Value is to be determined there are no transactions in the Stock, Fair Market Value shall be determined as of the immediately preceding date on which there were transactions in the Stock; provided further, however, that if the foregoing provisions are not applicable, the fair market value of a share of the Stock as determined by the Committee by the reasonable application of such reasonable valuation method, consistently applied, as the Committee deems appropriate. For purposes of the foregoing, a valuation prepared in accordance with any of the methods set forth in Treasury Regulation §1.409A-1(b)(5)(iv)(B)(2), consistently used, shall be rebuttably presumed to result in a reasonable valuation. This definition is intended to comply with the definition of “fair market value” contained in Treasury Regulation §1.409A-1(b)(5)(iv) and should be interpreted consistently therewith.

(i)
“NED RSU Program” means the Non-Employee Directors’ Restricted Stock Units Program as established under the Apache Corporation 2011 Omnibus Equity Compensation Plan and the Apache Corporation 2016 Omnibus Compensation Plan.

(j)	“Outside Director” means any non-employee member of Apache’s board of directors.

(k)	“Participant” means any Outside Director as well as any former Outside Director who has accrued benefits in the Program that have not been fully paid out.

(l)	“Program” means the program set forth in this document, as amended from time to time.

(m)
“Separation from Service” has the same meaning as the term “separation from service” in Code §409A(a)(2)(A)(i), determined using the default rules in the regulations and other guidance of general applicability issued pursuant to Code §409A, including the special rules for directors in Treasury Regulation §1.409A-1(h)(5). A Participant who has a Separation from Service “Separates from Service.”

(n)
“Specified Employee” has the same meaning as the term “specified employee” in Code §409A(a)(2)(B)(i), and is determined using the default rules in the regulations and other guidance of general applicability issued pursuant to Code §409A.

(o)	“Spouse” means the individual to whom a Participant is lawfully married according to the laws of the state of the Participant’s domicile.

(p)	“Stock” means the $0.625 par value common stock of Apache.

(q)	“Stock Units” mean investment units and any related units from dividend amounts. Each Stock Unit is equivalent in value to one share of Stock.

1.02	Headings; Gender and Number
The headings contained in the Program are for reference purposes only and shall not affect in any way the meaning or interpretation of the Program. Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the singular shall also include the plural.
ARTICLE IIELIGIBILITY AND PARTICIPATION

2.01	Eligibility and Participation
Each Outside Director on July 16, 2014 is eligible to participate in this Program on such date. Each individual who subsequently becomes an Outside Director shall be eligible to participate in the Program upon becoming an Outside Director.

2.02	Enrollment
Participants shall complete the enrollment procedures specified by the Committee. The enrollment procedures may include form(s) for the Participant to designate a Beneficiary and provide such other information as the Committee may reasonably require.

2.03	Failure of Eligibility
An Outside Director shall cease to be eligible to accrue benefits in the Program when she or she ceases to be an Outside Director. Any Program benefits accrued by the time the Participant becomes ineligible to continue participation shall be distributed in accordance with the provisions of Article V.

ARTICLE IIICONTRIBUTION DEFERRALS
Before each grant of Restricted Stock Units pursuant to the NED RSU Program, the Committee shall determine (a) the number of Restricted Stock Units, if any, that will be converted into Stock and paid to each Participant upon vesting, and (b) the number of Restricted Stock Units that will be automatically contributed to this Program for the Participant upon vesting, thereby becoming Stock Units in this Program.

ARTICLE IVINVESTMENT OF DEFERRALS AND ACCOUNTING; VOTING

4.01	Investments
All amounts credited to a Participant's Account shall be invested in Stock Units, with the number of Stock Units determined using the Fair Market Value of the Stock for the date as of which the amount is credited to the Participant’s Account. Amounts equal to any cash dividends declared on the Stock shall be credited to the Participant's Account as of the payment date for such dividend in proportion to the number of Stock Units in the Participant's Account as of the record date for such dividend. Such dividend amounts shall be invested in Stock Units, with the number of Stock Units determined using the Fair Market Value of the Stock on the dividend payment date. Nothing contained in this section shall be construed to require Apache or the Committee to fund any Participant's Account.

4.02	Voting
No Participant shall have the right to vote any Stock Units prior to the date on which such Stock Units are subject to distribution and shares of Stock are issued therefor.

ARTICLE VDISTRIBUTIONS

5.01	Vesting
Each grant of Restricted Stock Units is subject to the vesting terms described in the grant agreement. Each Stock Unit is fully vested.

5.02	Payouts

a.
General. The Committee shall specify, on or before any award of Restricted Stock Units, the timing of the payout of any such Restricted Stock Units that are contributed to this Program when they vest; such payout provisions would apply in lieu of any payout provision otherwise specified in this section.

b.
Payout Upon Separation from Service. The Stock Units in the Program will be converted to Stock and paid to the Participant on the business day after the Participant Separates from Service, or as soon thereafter as is administratively convenient. See section 5.03 if the Participant dies before receiving all Program benefits; see section 5.04 if there is a Change of Control; see section 5.08 if the Participant is divorced and payments are made to his or her former Spouse. See the terms of the grant agreement for any special payment provisions that apply to a Participant who becomes disabled within the meaning of Code §409A(a)(2)(A)(ii).

c.	Payouts of Dividend Amounts. The Stock Units acquired with dividend amounts shall be paid out at the same time as the Stock Units they relate to are paid out.

d.
Delayed Payment for Specified Employees. In the rare event that a Participant is a Specified Employee when he or she Separates from Service, any benefit payments triggered by his or her Separation from Service will be delayed until six months after his or her Separation from Service.

5.03	Distributions After Participant’s Death
This section applies once a Participant dies.

a.
Immediate Payment. When a Participant dies, his or her remaining vested Account balance shall be paid to each Beneficiary in one lump sum four months after the Participant’s death, which should give each beneficiary adequate time to decide whether to disclaim as set forth in section 5.03(d). However, no payment may be made before the Committee’s designee has been furnished with proof of death and such other information as it may reasonably require, including information needed for tax reporting purposes. Such distribution shall be paid in whole shares of Stock, with any fractional shares paid in cash.

b.
Designating Beneficiaries. Each Participant shall designate one or more persons, trusts, or other entities as his or her Beneficiary to receive any amounts distributable hereunder after the Participant’s death, by furnishing the Committee with a beneficiary designation form. In the absence of an effective Beneficiary designation as to part or all of a Participant's interest in the Program, such amount will be distributed to the Participant's surviving Spouse, if any, otherwise to the Participant's estate. Unless the Participant’s beneficiary designation form specifies otherwise, if a Beneficiary dies after the Participant but before being paid by the Program, the Program shall pay the Beneficiary’s estate.

c.
Changing Beneficiaries. A Beneficiary designation may be changed by the Participant at any time and without the consent of any previously designated Beneficiary. However, if the Participant is married, his or her Spouse shall be his or her Beneficiary unless such Spouse has consented to the designation of a different Beneficiary. To be effective, the Spouse's consent must be in writing, witnessed by a notary public, and filed with the Committee's designee. If a Participant has designated his or her Spouse as a Beneficiary or as a contingent Beneficiary, and the Participant and that Spouse subsequently divorce, then the former Spouse will be treated as having pre-deceased the Participant for purposes of interpreting a beneficiary designation form completed prior to the divorce; this sentence shall apply only if the Committee’s designee is informed of the divorce before payment to the former Spouse is authorized.

d.
Disclaimers. Any individual or legal entity who is a Beneficiary may disclaim all or any portion of his or her interest in the Program, provided that the disclaimer satisfies the requirements of applicable state law and Code §2518(b). The legal guardian of a minor or legally incompetent person may disclaim for such person. The personal representative (or the individual or legal entity acting in the capacity of the personal representative according to applicable state law) may disclaim on behalf of a Beneficiary who has died. The amount disclaimed shall be distributed as if the disclaimant had predeceased the Participant.

5.04
Change of Control. Each Participant on the date of a Change of Control will be paid a lump sum of his or her or her entire Account balance on the date of the Change of Control or as soon thereafter as is administratively practicable.

5.05
Reappointments. If a Participant Separated from Service and then becomes eligible to again accrue benefits, the payment of his or her benefits from his or her first episode of participation will not be affected by his or her subsequent participation. He or she will be treated as a new Participant for receiving grants under Article III.

5.06
Form of Distribution. Except as otherwise provided in this section, each payment shall be made in whole shares of Stock, with each Stock Unit being converted into one share of Stock. Any fractional Stock Units will be converted into cash based on the Fair Market Value of a share of Stock on the day preceding the day the payment is processed. Upon a change of control as defined in the Income Continuance Plan or its successor, the payment for each Stock Unit shall be one share of Stock unless the material characteristics of the Stock were affected by the change of control, in which case the payment for each Stock Unit shall be in the form of cash equal to the fair market value, determined as of the date of the change of control, of the property an Apache shareholder receives upon the change of control in exchange for one of his or her Shares.

5.07	Withholding
At the time of vesting or payment, as applicable, either the recipient shall pay the Program cash sufficient to cover any required withholding or the Program shall withhold from such payment any taxes or other amounts that are required to be withheld pursuant to any applicable law; any Stock Units withheld shall be converted into cash based on the Fair Market Value of a share of Stock on the day preceding the day the payment is processed.

5.08	Divorce

a.	General. If a Participant has divorced his or her Spouse, all or a portion of his or her Account may be allocated to his or her former Spouse.

b.
Contents of Order. The allocation will occur as soon as practicable after the Program receives a judgment, decree, or order (collectively, an “order”) that (i) is made pursuant to a state domestic relations law or community property law, (ii) relates to the marital property rights of the former Spouse, (iii) unambiguously specifies the amount or percentage of the Participant’s Account that is to be allocated to the former Spouse, or unambiguously specifies the manner in which the amount or percentage is to be calculated, (iv) does not allocate any benefits that have already been allocated to a different former Spouse, (v) contains the name and last known mailing address of the Participant and eh former Spouse, (vi) the name of the Program, (vii) does not contain any provision that violates subsections (c), (d), or (e), and (viii) contains the former Spouse’s Social Security number (or other similar taxpayer identification number) unless such number has been provided by the former Spouse to the Program in a manner acceptable to the Committee.

c.
Payout Provisions. The amount allocated to the former Spouse will be paid to the former Spouse in a single payment as soon as administratively practicable after (i) the Program has determined that the order meets the requirements of subsection (b), (ii) the Program has communicated its interpretation of the order to the Participant and former Spouse, and given them a reasonable amount of time (such as 30 days) to object to the Program’s interpretation, (and if there is a timely objection, the parties must submit a revised order or withdraw their objections), and (iii) the parties agree to the Program’s interpretation of the order.

d.
Source of Funds. The order may specify which subaccounts the former Spouse’s benefits shall be taken from; if the order is silent on this matter, the amount awarded to the former Spouse shall be taken pro rata from each subaccount.

5.09	Timing of Payments
The previous sections in this Article specify when payments will be made pursuant to the Program, and generally provide the Program with some flexibility, for example by providing that the payment will occur on a specific date or as near to that date as is administratively convenient. Notwithstanding such flexibility, any payment that is scheduled to occur in one calendar year shall occur in that calendar year.

5.10	Administrative Delays in Payments
The Committee may delay any payment from this Program for as short a period as is administratively necessary. For example, a delay may be imposed upon all payments when there is a change of recordkeeper or trustee, and a delay may be imposed on payments to any recipient until the recipient has provided (a) the information needed to determine the appropriate tax withholding and tax reporting and (b) any other information reasonably requested by the Committee. If possible, the delay will satisfy one of the conditions to be considered a permissible delay under Code §409A.

5.11	Noncompliance with Code §409A
To the extent that Apache or the Committee takes any action that causes a violation of Code §409A or fails to take any reasonable action required to comply with Code §409A, Apache shall pay an additional amount (the “gross-up”) to the individual(s) who are subject to the penalty tax under Code §409A(a)(1); the gross-up will be sufficient to put the individual in the same after-tax position he or she would have been in had there been no violation of Code §409A. Apache shall not pay a gross-up if the cause of the violation of Code §409A is the due to the recipient’s action or due to the recipient’s failure to take reasonable actions (such as failing to timely provide the information required for tax reporting - with the result that the delay in payment violates Code §409A). Any gross-up will be paid as soon as administratively convenient after the Committee determines the gross-up is owed, and no later than the end of the calendar year immediately following the calendar year in which the additional taxes are remitted. However, if the gross-up is due to a tax audit or litigation addressing the existence or amount of a tax liability, the gross-up will be paid as soon as administratively convenient after the litigation or audit is completed, and no later than the end of the calendar year following the calendar year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the litigation.
ARTICLE VIADMINISTRATION

6.01	Committee to Administer and Interpret Program
The Program shall be administered by the Committee. The Committee shall have all discretion and powers necessary for administering the Program, including, but not by way of limitation, full discretion and power to interpret the Program, to determine the eligibility, status and rights of all persons under the Program and, in general, to decide any dispute. The Committee shall direct Apache concerning distributions in accordance with the provisions of the Program. The Committee's designee shall maintain all Program records. The Committee may delegate any of its administrative duties to a designee.

6.02	Organization of Committee
The Committee shall adopt such rules as it deems desirable for the conduct of its affairs and for the administration of the Program. The Committee may appoint a designee and/or agent (who need not be a member of the Committee or an employee of Apache) to assist the Committee in administration of the Program and to whom it may delegate such powers as the Committee deems appropriate, except that the Committee shall determine any dispute. The Committee may make its determinations with or without meetings. The Committee may authorize one or more of its members, designees or agents to sign instructions, notices and determinations on its behalf. The action of a majority of the Committee's members shall constitute the action of the Committee.

6.03	Agent for Process
Apache's General Counsel and Apache's Corporate Secretary shall each be an agent of the Program for service of all process.

6.04	Determination of Committee Final
The decisions made by the Committee shall be final and conclusive on all persons.
ARTICLE VIIAMENDMENT AND TERMINATION

7.01	Amendment
The Program may be amended at any time and from time to time, retroactively or otherwise; however, no amendment shall reduce any vested benefit that has accrued on the later of the actual date or the effective date of such amendment. Each Program amendment shall be in writing and shall be approved by the Committee and/

or Apache’s Board of Directors. An officer of Apache to whom the Committee and/or Apache’s Board of Directors has delegated the authority to execute Program amendments shall execute each such amendment or the Program document restated to include all such Program amendment(s).
The Committee shall have the authority to adopt such modifications and procedures as may be necessary or desirable to comply with the provisions of the laws (including, but not limited to, tax laws and regulations) of countries other than the United States in which Apache may operate, so as to assure the viability of the benefits of the Program to Participants employed in such countries.
In only certain limited circumstances, as described in the Treasury Regulations and other guidance of general applicability issued pursuant to Code §409A, may the full or partial termination of the Program affect the timing of the payment of Program benefits.

7.02	Successors and Assigns; Termination of Program
The Program is binding upon Apache and its successors and assigns. The Program shall continue in effect from year to year unless and until terminated by the Committee and/or Apache's Board of Directors. Any such termination shall operate only prospectively and shall not reduce any vested benefit that has accrued on the effective date of such termination.
ARTICLE VIIIMISCELLANEOUS

8.01	Funding of Benefits -- No Fiduciary Relationship
Benefits shall be paid by Apache out of its general assets or available shares. Nothing contained in the Program shall be deemed to create any fiduciary relationship between Apache and the Participants. Notwithstanding anything herein to the contrary, to the extent that any person acquires a right to receive benefits under the Program, such right shall be no greater than the right of any unsecured general creditor of Apache.

8.02	Inalienability of Benefits
Except for disclaimers under section 5.03(d) and payments to a former Spouse pursuant to section 5.08, no Participant or Beneficiary has the right to assign, alienate, pledge, transfer, hypothecate, encumber, or anticipate his or her interest in any benefits under the Program, nor are the benefits subject to garnishment by any creditor, nor may the benefits under the Program be levied upon or attached. The preceding sentence does not apply to the enforcement of a federal tax levy made pursuant to Code §6331, the collection by the United States on a judgment resulting from an unpaid tax assessment, or any debt or obligation that is permitted to be collected from the Program under federal law (such as the Federal Debt Collection Procedures Act of 1977).

8.03	Claims Procedure

a.	General. The Committee shall develop a reasonable claims procedure.

b.
Limitations on Bringing Actions in Court. Once a final decision that is adverse or partially adverse to the claimant has been made, the claimant may file suit in court only if he or she does so by the earlier of the following dates: (i) the one-year anniversary of the date of the final decision made on or before a Change of Control or the three-year anniversary of the date of a final decision made after a Change of Control, or (ii) the date on which the statute of limitations for such claim expires.

8.04	Disposition of Unclaimed Distributions
It is the affirmative duty of each Participant to inform the Program of, and to keep on file with the Program, his or her current mailing address and the mailing address of his or her Spouse and any Beneficiaries. If a Participant fails to inform the Program of these current mailing addresses, neither the Program nor Apache is responsible for any late payment of benefits or loss of benefits. The Program, the Committee, and Apache have no duty to search for a missing individual until the date of a Change of Control, at which point Apache has the duty to undertake reasonable measures to search for the proper recipient of any payment under the Program that is scheduled to be paid on or after the date of the Change of Control or that was scheduled to be paid before the Change of Control. If the missing individual is not found within a year after a payment should have been made to him or her, all his or her benefits will be forfeited. If the missing individual later is found, the exact number of Stock Units forfeited will be restored to the Account as soon as administratively convenient, without any adjustment for dividends paid in the interim.

8.05	Distributions due Infants or Incompetents
If any person entitled to a distribution under the Program is an infant, or if the Committee determines that any such person is incompetent by reason of physical or mental disability, whether or not legally adjudicated an incompetent, the Committee shall have the power to cause the distributions becoming due to such person to be made to another for his or her benefit, without responsibility of the Committee to see to the application of such distributions. Distributions made pursuant to such power shall operate as a complete discharge of Apache and the Committee.

8.06	Addresses
Any notice, form, or election required or permitted to be given under the Program shall be in writing and shall be given by first class mail, by Federal Express, UPS, or other carrier, by fax or other electronic means, or by personal delivery to the appropriate party, addressed:

a.
If to Apache, to Apache Corporation at its principal place of business at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400 (Attention: Corporate Secretary) or at such other address as may be furnished in writing by Apache to a Participant; or

b.	If to a Participant, at the address the Participant has furnished to Apache in writing.

c.	If to a Beneficiary or former Spouse, at the address the Participant has furnished to Apache in writing, or at the address the Beneficiary or former Spouse subsequently provided in writing.

8.07	Statutory References
Any reference to a specific section of the Code or other statute shall be deemed to refer to the cited section or to the appropriate successor section.

8.08	Governing Law
The Program shall be construed in accordance with the Code and, to the extent applicable, the laws of the State of Texas excluding any conflicts-of-law provisions.
Dated May 12, 2016

ATTEST:	APACHE CORPORATION

/s/ Cheri L. Peper	By: /s/ Margery M. Harris

Cheri L. Peper	Margery M. Harris
Corporate Secretary	Executive Vice President,
Human Resources